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                                                                     Exhibit 2.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         TELETOUCH COMMUNICATIONS, INC.

                                    * * * * *
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                                    * * * * *

     TELETOUCH COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That by unanimous written consent of the Board of Directors of the Corporation (the "Board") resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation (the "Certificate"), declaring said amendments to be advisable, and directing that said amendments be considered by the holders of the Corporation's Series A 14% Convertible Preferred Stock (the "Series A Preferred") and Series B Preferred Stock (the "Series B Preferred"). The resolution setting forth the proposed amendments is as follows:

          RESOLVED, that the Board hereby declares it advisable that the Certificate be amended as follows:

          That the terms of the Certificate of Designation, Preferences and Rights of Preferred Stock filed with the Secretary of State of the State of Delaware on August 3, 1995 be and hereby is amended as follows:

          1. Article I, Section 2A.(iv)(b) is hereby deleted in its entirety, and in its place the following is substituted:

               "(b) payment in the amount payable under subparagraph (ix) below with respect to such conversion; and"

          2. Article I is hereby amended by inserting a new Section 4 immediately following Article I, Section 3 as follows:

          "Section 4. Impermissible Payments.
                      ----------------------

          Notwithstanding any other provisions of the Certificate of Designation, Preferences, and Rights of Preferred Stock, as amended, until all amounts due

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     under the Credit Agreement are paid in full, the holders of the Preferred
     Stock shall not receive or accept any payment from the Corporation related to such Preferred Stock (other than cash in lieu of fractional shares as set forth herein and other than Common Stock issued in exchange therefor). If the holders of the Preferred Stock receive any payment on the Preferred Stock (other than cash in lieu of fractional shares as set forth herein and other than Common Stock issued in exchange therefor) that the holders of the Preferred Stock are not entitled to receive hereunder, the holders of the Preferred Stock will hold the amount so received in trust for the under the Credit Agreement and will forthwith turn over such payment to the lenders under the Credit Agreement in the form received (except for the endorsement of the holders of the Preferred Stock where necessary) for application to then-existing amounts due under the Credit Agreement (whether or not due), in such manner of application as the lenders under the Credit Agreement may deem appropriate. If the holders of the Preferred Stock fail to make any endorsement required hereunder, the lenders under the Credit Agreement, or any of their officers or employees or agents on behalf of the lenders under the Credit Agreement, are hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the holders of the Preferred Stock to make such endorsement in the holders of the Preferred Stock's name. For purposes hereof, the lenders under the Credit Agreement shall be third-party beneficiaries hereunder.

          3. Article II, Section 2A. is hereby amended by deleting the word "The" at the beginning of the first sentence and inserting in its place the following:

          "Except to the extent prohibited by the Credit Agreement, the"

          4. Article III, Section 3 is hereby amended by deleting the phrase "the first to occur of the second anniversary of the Closing Date and an Event of Default (as defined in the Purchase Agreement)" in its entirety and inserting in its place the following "August 3, 1997."

          5. The definitions of each of "Closing Date", "Consolidated Debt", "Credit Agreement", "EBITDA", "FCC" and "Purchase Agreement" contained in
     Article IV, Section 3 are hereby deleted in their entirety and each of the following definitions are hereby added to Article IV, Section 3 and inserted therein in alphabetical order:

               "Closing Date" means August 3, 1995.
                ------------

               "Consolidated Debt" means all: (i) indebtedness of the
                -----------------
          Corporation and its Subsidiaries in respect of money borrowed (including indebtedness which represents the unpaid amount of the purchase price of any property but not amounts constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Corporation or its Subsidiaries); (ii) all indebtedness of the Corporation or its Subsidiaries evidenced by a promissory note, bond or similar written

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          obligation to pay money; (iii) all such indebtedness guaranteed by the
          Corporation or its Subsidiaries or for which the Corporation or its Subsidiaries is otherwise contingently liable, including guarantees in the form of an agreement to purchase or reimburse, and any commitment by which the Corporation or its Subsidiaries assures a creditor against loss, including contingent reimbursement of obligations with respect to letters of credit; (iv) all monetary obligations of the Corporation or its Subsidiaries under a lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a consolidated balance sheet of the Corporation under generally accepted accounting principles in the United States as in effect from time to time ("GAAP"), consistently applied, taken at the face amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles; (v) any commitment by which the Corporation or its Subsidiaries assures a creditor against loss, including the face amount of all letters of credit and without duplication all drafts drawn thereunder; (vi) obligations under acceptance facilities; (vii) obligations of the Corporation or its Subsidiaries secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any governmental entity, which secures the payment of a debt (including any tax) or the performance of an obligation; (viii) any unsatisfied obligations of the Corporation or its Subsidiaries for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder; and (ix) any indebtedness issued or obligation incurred in substitution or exchange for any indebtedness; in each case calculated on a consolidated basis in accordance with applicable principles of consolidation under GAAP, applied in a manner consistent with that used in preparing the Corporation's financial statements.

               "Credit Agreement" means the Second Amended and Restated Credit
                ----------------
          Agreement dated as of May 17, 2002 by and among the Corporation, ING Prime Rate Trust, a Massachusetts business trust (formerly known as Pilgrim America Prime Rate Trust), and any other person which becomes a party thereto.

               "EBITDA" means the net income of the Corporation and its
                ------
          Subsidiaries (before extraordinary or non-recurring items) for any period plus, in each case only to the extent deducted in determining
                 ----
          such net income: (i) the amount of provision for federal, state and local income taxes for such period; (ii) the amount of interest expense during such

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          period with respect to indebtedness referred to in clauses (i), (ii),
          (iii), (iv), and (vii) of the definition of Consolidated Debt and clause (ix) with respect thereto; and (iii) depreciation, amortization and other non-cash charges (including amounts attributable to purchase accounting) for such period, all determined on a consolidated basis in accordance with GAAP, consistently applied.

               "FCC" means the United States Federal Communications Commission
                ---
          or any governmental body or agency succeeding to the functions thereof.

     SECOND:   That in lieu of a meeting and vote of the Series A Preferred stockholders and the Series B Preferred stockholders, such stockholders have given written consent to said amendments in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

     THIRD:    That said amendments were duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said TELETOUCH COMMUNICATIONS, INC. has caused this certificate to be duly signed by its President and attested to by its Secretary this 17th day of May, 2002.

                                             TELETOUCH COMMUNICATIONS, INC.


                                             /s/ J. Kernan Crotty
                                             -----------------------------------
                                             By: J. Kernan Crotty, President

ATTEST:

/s/ Susie M. Fowler
----------------------------------
Susie M. Fowler, Secretary

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